Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL PURCHASES
SAN ANTONIO ENDOSCOPY CENTER, SAN ANTONIO, TEXAS

Dallas, Texas (May 23, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced its acquisition of a majority interest in San Antonio Endoscopy Surgery Center in San Antonio, Texas.

      Commenting on the transaction, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We are pleased to add the San Antonio Endoscopy Surgery Center to our growing number of centers in the San Antonio marketplace. Given the center’s high quality group of physicians and their reputation for quality care in the area, we believe the San Antonio Endoscopy Center will be an excellent addition.”

      The facility opened in 2003 and is located in a high growth area of San Antonio. It occupies 7,000 square feet, has three endoscopy suites and an operating room.

      United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 90 surgical facilities. Of the Company’s 87 domestic facilities, 52 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

      The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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